EXHIBIT 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in this Registration Statement on Form S-8 of Sturm, Ruger, & Company, Inc. pertaining to the Sturm, Ruger, & Company, Inc. 2007 Stock Incentive Plan, of our reports dated March 2, 2007 relating to our audits of the financial statements and the financial statement schedule, and internal control over financial reporting, included in and incorporated by reference in the Annual Report on Form 10-K of Sturm, Ruger & Company, Inc. for the year ended December 31, 2006.
McGladrey & Pullen LLP
Stamford, Connecticut
May 4, 2007